March 6, 2012

To Whom It May Concern:

Herewith please find certification of my role with Grant Hartford Corporation and the drafting of the Grant Hartford Guide 7 Report dated March 6, 2012.

1.

Experience: I have conducted geological research at the Nancy Hanks mine and environs since 1989, and in western Montana since 1982. I have worked in the field of geology for 40 + years, and as a professor of geology for 32 years.

2.	Formal education: BS, Geology, Northern Arizona University, 1971; MS, Geology, University of Wyoming, 1973; PhD, Geology, Queen's University, Canada, 1979.
3.	Relationship with company: I am a member of the board of Directors of Grant Hartford Corporation, and have conducted research with the corporation as a paid consultant.
4.	I participated in writing the Grant Hartford Guide 7 Report dated March 6, 2012

I hereby consent to the summary, use and reference of my reports dated February, 2012, entitled "Grant Hartford Corporation claim blocks: Garnet Mining District, Granite County, Montana", "Grant Hartford New acquisitions, 2011" and summary "Gold-bearing quartz veins in the consolidated Grant Hartford Corporation claim blocks: New discoveries" in the "Description of Property By Grant Hartford Corporation Pursuant to SEC Industry Guide 7", and exhibits, as submitted for review by the Securities and Exchange Commission Mining Engineer by Grant Hartford Corporation (the "Company"). I confirm that I have reviewed Grant Hartford Corporation's use of my report and concur with its contents. I also consent to the inclusion of my name as an expert in the "Description of Property By Grant Hartford Corporation Pursuant to SEC Industry Guide 7"; the Company's filing pursuant to the Exchange Act of 1934, as amended; and the filing of this consent as an exhibit to the Company's public filings.

Sincerely,

/s/James W. Sears

James W. Sears, PhD
304 S 2nd St W
Missoula, Montana 59801